Exhibit 3(i)(b)                                                State of Delaware
                                                              Secretary of State
                                                        Divisions of Corporation
                                                   Delivered 12:00 PM 09/24/2004
                                                       Filed 12:00 PM 09/24/2004
                                                    SRV 040695275 - 2970330 File

   STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
                                 OF EDNET, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Ednet, Inc. on September 21, 2004 resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "One" so that; as amended, said Article shall be and read as follows:

The name of the corporation is amended to International Power Group, LTD.

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

The total number of shares of stock which this corporation shall be authorized to issue is Seven Hundred Fifty Million (750,000,000) shares of common stock at $.00001 par value.

SECOND: That, thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware. which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 23 day of September, 2004.

/s/Mark White
Mark White, President

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